UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2023

Pillarstone Capital REIT
(Exact name of registrant as specified in its charter)

Maryland	001-15409	39-6594066
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

19407 Park Row, Suite 140 Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 747-9997

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04         Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 3, 2023, the registrant received notice of the default of the mortgage loan for its Uptown Tower office building (the “Uptown Loan”). Whitestone Uptown Tower, LLC, the registrant’s subsidiary that owns Uptown Tower and is the borrower under the loan agreement, received a letter with the subject line of Notice of Default and Demand for Payment (the “Default Notice”) from counsel for the lender and special servicer of its mortgage loan.

Whitestone REIT Operating Partnership, L.P. (“Whitestone OP”), a subsidiary of Whitestone REIT, is the guarantor of this mortgage loan. The mortgage payable on this property had a balance of approximately $14.4 million on September 1, 2023. The mortgage loan matures on October 1, 2023. The registrant and the borrower have been working to extend the maturity date and to find new financing for the Uptown Tower property. The registrant cannot provide any assurance that it will be able to obtain an extension of the Uptown Loan or new financing for its Uptown Tower property before the scheduled maturity of the mortgage loan, though it has been working diligently to find alternative financing.

The Default Notice asserts non-monetary defaults resulting from Whitestone’s failure to comply with the loan agreement in connection with the 2016 contribution agreement between Whitestone OP, the registrant, and Pillarstone Capital REIT Operating Partnership LP (“Pillarstone OP”).

The Default Notice also alleges a non-monetary default caused by Whitestone’s termination of its management agreement for Uptown Tower in August 2022.

In the Default Notice, the lender and special servicer noted that the borrower, prior to the contribution agreement and while it was controlled by Whitestone OP, represented, warranted, and covenanted that “[F]following the Transfer, Sponsor through its ownership of Guarantor [. . .] shall continue to Control Borrower, and shall continue to control the day-to-day operation of the Property.” The lender and special servicer contend that this representation was false because Pillarstone OP is controlled by the registrant (the sole general partner of Pillarstone OP) and not Whitestone REIT.

On August 31, 2023, the special servicer provided a preliminary estimate of the payoff amounts for the loan for discussion purposes as the parties discuss a potential loan extension. The estimated payoff amount was listed as approximately $18.9 million, which includes approximately $6.3 million of default interest.

The registrant is currently assessing its rights and remedies in light of the alleged Default Notice.

Item 8.01         Other Events.

On July 17, 2023 and July 18, 2023, trial was held in the lawsuit filed in the Court of Chancery of the State of Delaware by Whitestone OP in which the registrant was named as a defendant, challenging its rights agreement, dated as of December 27, 2021, between the registrant and American Stock Transfer & Trust Company, LLC, as rights agent.

Post-trial argument in the lawsuit has been scheduled for November 2, 2023.

Representatives of the registrant’s board of trustees attempted to initiate discussions to settle these matters in August 2022 with representatives of Whitestone’s board of trustees to avoid a prolonged, expensive legal fight. However, Whitestone was not open to settling these matters at that time. This litigation has been and is expected to continue to be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of these proceedings are difficult to predict. The registrant believes that these allegations are without merit and intends to continue to vigorously defend against them. However, the outcome of this lawsuit, including the timing of the final disposition of the lawsuit, is unpredictable and could result in substantial costs to the registrant. As a result, future adverse rulings, settlements, or unfavorable developments could result in charges that could have a material adverse effect on the registrant’s business, results of operations or financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:September 12, 2023	Pillarstone Capital REIT

	By:	/s/ Bradford D. Johnson
Bradford D. Johnson
President and Chief Executive Officer